UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2024

ANIXA BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37492	11-2622630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3150 Almaden Expressway, Suite 250 San Jose, CA	95118
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 708-9808

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ANIX	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement

On May 3, 2024, Anixa Biosciences, Inc. (the “Company”) and the Cleveland Clinic Foundation (the “CCF”) entered into a Joint Development and Option Agreement (the “Agreement”). Pursuant to the Agreement, the parties agreed on the terms and conditions under which the parties will collaborate in efforts to develop vaccines for the prevention or treatment of cancers in the Fields. In consideration of its Agreement, the Company will pay CCF a non-refundable, option fee on or before May 23, 2024. The Company will also provide development funding in three tranches, the first payment will be paid on May 8, 2024, the second payment will be paid on January 31, 2025 and the third payment will be paid on January 31, 2026 (collectively, the development fees). All costs, fees and/or expenses incurred in connection with the Agreement will be paid by the party incurring such costs, fees and/or expenses.

The Agreement is effective as of May 3, 2024 and will remain in effect, unless earlier terminated, upon the later of (i) thirty six months after the effective date and (ii) completion by CCF of its activities under the Work Plan (as defined in the Agreement). The Company may terminate the Agreement or any Work Plan at any time for any reason by giving written notice to CCF at least sixty (60) days before the last day of the then current Contract Period (as defined in the Agreement), provided that the Company cannot terminate a Work Plan if CCF has substantially performed all work under the specified Work Plan. CCF may terminate the Agreement if circumstances beyond its control preclude continuation of the Project (as defined in the Agreement) by giving written notice to Company at least thirty (30) days before such termination becomes effective. Upon termination of the Agreement or a Work Plan by the Company, the Company will be required to pay any then due or past due development fees. The Company may also terminate a specific statement of work without terminating the Agreement or other Work Plans. In such instance, the Company shall lose its option in connection with such terminated statement of work and the development fees due by the Company will be decreased as described in the Agreement.

Inventions made during the performance of any project during the term of the Agreement and option period, together will all IP therein, will be owned exclusively by the party that made the invention, provided that Joint Inventions (as defined in the Agreement) will be owned jointly. Pursuant to the Agreement, CCF has also agreed to grant the Company an exclusive option to obtain an exclusive, royalty-bearing, worldwide license, with the right to sublicense, subject to the terms and conditions of the License Agreement, any Patent Rights (as defined in the Agreement) relating to a CCF Invention (as defined in the Agreement) or Joint Invention. To the extent that, pursuant to the Agreement, there is a CCF Invention or Joint Invention which constitutes a modification of or improvement or enhancement to an existing technology developed pursuant to (i) the exclusive license agreement, dated July 8, 2019, as amended, by and between the Company and CCF related to the company’s existing breast cancer technology or (ii) the exclusive license agreement, dated October 20, 20202, as amended, by and between the Company and CCF related to the company’s existing ovarian cancer technology, the terms of such license agreement shall govern. The Agreement provides for the procedure and terms of the exercise of the option. The Company’s option to the license described herein is predicated upon the Company’s payment of the option fee and all development fees.

The Company has agreed to indemnify CCF in connection with the Agreement and has also agreed to maintain certain insurance.

The Agreement contains typical representations, warranties and covenants. Pursuant to the Agreement, CCF retains the right to practice and use such Licensed Patents and the subject matter described and/or claimed therein, and to permit others at academic, government, and not-for-profit institutions to practice and use such Licensed Patents and the subject matter described and/or claimed therein, for its and their own research (including without limitation, pre-clinical, non-clinical and clinical research), testing, educational, internal or patient-care purposes.

Item 7.01. Regulation FD Disclosure.

On May 8, 2024, the Company issued a press release announcing the Agreement. The press release is furnished hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

The following exhibits are filed with this Current Report on Form 8-K:

Exhibit No.	Description

99.1	Press Release, dated May 8, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 8, 2024

ANIXA BIOSCIENCES, INC.

By:	/s/ Michael J. Catelani
Name:	Michael J. Catelani
Title:	President, Chief Operating Officer and Chief Financial Officer